                                                                    EXHIBIT 23.1

The Board of Directors
QAD Inc.

The audits referred to in our report dated April 11, 1997, included the related financial statement schedule for the years ended December 31, 1994 and 1995, the one month period ended January 31, 1996 and the year ended January 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
June 3, 1997